AUTHORIZATION LETTER
October 15, 2010
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Attn:  Filing Desk

To Whom It May Concern:

By means of this letter I authorize Linda L. Carloni, Cressy Simpson, and Robert E.
Feller, or any of them individually, to sign on my behalf all forms required under Section
16(a) of the Securities Exchange Act of 1934, as amended, relating to transactions involving the stock or derivative securities of Scientific Learning Corporation (the
"Company").  Any of these individuals is accordingly authorized to sign any Form 3, Form
4, Form 5 or amendment thereto which I am required to file with the same effect as if I had signed them myself.
This authorization shall remain in effect until revoked in writing by me.
Yours truly,
/s/ Gayle Crowell

Name: Gayle Crowell
 (please print)